EXHIBIT 99.1

Affirmative Insurance Holdings Reports First Quarter 2011 Financial Results

ADDISON, Texas, May 16, 2011 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, reported consolidated financial results for the three months ended March 31, 2011.

	Three Months Ended March 31,
(In millions, except per share data)	2011	2010

Gross written premium	$ 77.8	$ 117.1
Revenue	72.3	119.6
Net loss	(9.6)	(3.5)
Net loss per diluted share	(0.62)	(0.22)

Gary Kusumi, Chief Executive Officer, commented, "While a net loss for the quarter is always disappointing, we have seen improvement in many areas of our business as a result of the actions we have taken in the last two quarters to address the poor performance of our subsidiary insurance companies. Our revenue decline was expected due to rate increases and the effect of quota-share reinsurance agreements. We believe the rate increases and the enhanced claims and underwriting processes are having the expected effect of ensuring that we write profitable business going forward, a cornerstone of our plan to bring the Company back to overall profitability. Moreover, I am excited about the introduction of our new multi-variate product, which was just implemented in Louisiana and will be rolled out to the remainder of our largest states in 2011. Finally, we continue to focus on appropriate and disciplined expense management, another necessary component of sustained overall profitability.

"As I noted in our last earnings release, the issues that caused our poor financial performance in 2009 and 2010 were not created overnight and thus will take time to fully address. I remain confident that the actions we have taken and the changes we are making will lead to improved financial results."

Operating Performance

  Gross premiums written for the first quarter of 2011 decreased by $39.3 million, or 33.6% from the first quarter of 2010. The decrease was due to a number of actions taken during 2010 and into 2011 to increase prices and strengthen underwriting standards.
  Total revenues for the first quarter of 2011 decreased $47.3 million, a 39.6% decrease from the first quarter of 2010. This decrease was primarily due to the effect of the decline in gross premium written and the quota share reinsurance agreements during the fourth quarter of 2010 and for 2011.
  Losses and loss adjustment expenses for the first quarter of 2011 decreased $30.6 million, or 43.1%, to 79.9% of net earned premium (the loss ratio), compared with a loss ratio of 76.6% in the comparable prior year quarter. The first quarter 2011 loss ratio of 79.9% compares favorably to the 85.4% ratio recorded for the 2010 accident year. The decline in the loss ratio compared to the 2010 accident year was due to the pricing and underwriting actions that were taken as well as additional controls implemented in the handling of claims to mitigate increasing severity trends.
  Selling, general and administrative expenses decreased $8.8 million in the first quarter of 2011, or 20.8%, to $33.7 million, compared with $42.5 million in the first quarter of 2010. This decrease was primarily due to a decrease in independent agent commissions and ceding commissions from the quota share reinsurance agreements.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "likely," "typically," "may," "intends," "expects," "believes," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," "potential," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company's business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)

Revenues
Net premiums earned	$ 50,551	$ 92,722
Commission income and fees	20,030	23,595
Net investment income	1,523	1,459
Net realized gains	152	3,655
Other income (loss)	28	(1,813)
Total revenues	72,284	119,618

Expenses
Losses and loss adjustment expenses	40,405	71,025
Selling, general and administrative expenses	33,701	42,539
Depreciation and amortization	2,377	2,432
Total expenses	76,483	115,996
Operating income (loss)	(4,199)	3,622

Loss on interest rate swaps	(2)	(521)
Interest expense	5,003	6,120
Loss before income tax expense	(9,204)	(3,019)
Income tax expense	444	445
Net loss	$ (9,648)	$ (3,464)

Basic loss per common share:
Net loss	$ (0.62)	$ (0.22)

Diluted loss per common share:
Net loss	$ (0.62)	$ (0.22)

Weighted average common shares outstanding:
Basic	15,483	15,415
Diluted	15,483	15,415
CONTACT: Michael J. McClure
         Executive Vice President and Chief Financial Officer
         (630) 560-7205
         Michael.Mcclure@affirmativeinsurance.com